Exhibit 4

LEN FW INVESTOR, LLC

700 NW 107th Avenue, 4th Floor

Miami, FL 33172

June 18, 2021

Hippo Enterprises Inc.

191 Castro Street, Suite B

Mountain View

California 94041

Attention: Assaf Wand

Re: Voting Agreement

Ladies and Gentlemen:

This Letter Agreement (this “Letter Agreement”) is being executed and delivered to confirm certain agreements with respect to the interests in Hippo Enterprises Inc. (together with its successors in interest, the “Company”) owned by Len FW Investor, LLC (“Len FW”; together with the Company, the “Parties”).

Len FW represents to the Company that Len FW is the sole limited partner of Fifth Wall Ventures SPV IV, L.P. (the “SPV”) and that pursuant to that certain Irrevocable Proxy between the SPV and Len FW dated October 23, 2018 (the “Proxy”), Len FW has the exclusive right to exercise the voting power of all capital stock of the Company owned beneficially by the SPV (the “Proxy Shares”). The Company and Len FW acknowledge that (i) as of the date of this letter, Len FW is the record holder of Common Stock and Series D and E Preferred Stock of the Company and an option to purchase Series C-1 Preferred Stock of the Company and (ii) the SPV is the record holder of Series C Preferred Stock and a warrant to purchase shares of Common Stock of the Company.

In order to limit voting rights in such a manner as to not exceed 10% of voting in the Company and thereby comply with certain state insurance regulations, Len FW desires to limit its voting power to no more than 9.99% of the voting power of the Company. The Company believes it is in its best interest to limit Len FW’s voting power. Accordingly, the Company and Len FW hereby agree as follows:

1. Voting Limitation. The Parties agree that notwithstanding any voting rights set forth in the Amended and Restated Certificate of Incorporation of the Company, as may be further amended and/ or restated from time to time (the “Certificate of Incorporation”), if at any time Len FW holds a voting interest (whether directly or indirectly) in the securities of the Company that would otherwise represent more than 9.99% of the total outstanding aggregate voting interests of all holders of capital stock of the Company, whenever the vote, consent or decision of a stockholder is required or permitted pursuant to the Certificate of Incorporation or under applicable state laws, Len FW shall not be entitled to participate in such vote or consent, or to make such decision, with respect to the portion of Len FW’s interest in excess of 9.99% of the voting interests in the Company (the securities representing such excess portion, the “Excess Voting Securities”), and such vote, consent or decision with respect to such Excess Voting Securities shall instead be made as directed by the Board of Directors of the Company. For purposes of the foregoing and calculating Len FW’s Excess Voting Securities, if any, the Parties agree that (i) the Proxy Shares shall be treated as securities of the Company in which Len FW holds a voting interest except to the extent the Proxy is irrevocably revoked by Len FW; (ii) Len FW will not revoke any proxy without first making all required regulatory filings and obtaining approvals as necessary; and (iii) to the extent there are Excess Voting Securities, the Excess Voting Securities shall first come from those securities held directly or indirectly by Len FW to the maximum extent prior to any Proxy Shares.

2. Other Rights. Except as specifically set forth herein, this agreement shall not affect the rights and obligations of the Parties under any other agreement or any other terms of any security issued by the Company or otherwise alter or amend the rights, preferences and privileges of the capital stock of the Company held by Len FW.

3. Termination. This voting agreement and the provisions contained herein shall terminate upon Len FW’s written notice to the Company that the insurance regulations applicable to the Company have changed in a way, which, in Len FW’s reasonable judgment, based on the advice of counsel, no longer require the voting limitation set forth in paragraph 1.

4. Successors and Assigns. The provisions of this voting agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon Len FW as well as their legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this voting agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

5. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

6. Counterparts. This Letter Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as the date first written above.

HIPPO ENTERPRISES INC.

By:	/s/ Assaf Wand
Name:	Assaf Wand
Title:	CEO & Co Founder

LEN FW INVESTOR, LLC

By:	Lennar Homes Holding, LLC
Its:	Sole Member

By:
Name:	Eric Feder
Title:	Vice President